SALE AGREEMENT

This Sale Agreement (“Agreement”) is made on 11th of March 2017

BETWEEN:	SOLDINO GROUP CORP (“Seller”) a corporation organized and existing under the laws of Nevada, USA, with its head office located at: Via Busco, 4 31027 Treviso Italy
AND:	ANDREA DINI MASSIMO E C. SRL (“Buyer”) an enterprise organized and existing under the laws of Republic of Italy, with its head office located at: Via Dogali, 36 31100 Treviso Italy

1.               SALE OF GOODS. Seller should sell and Buyer should purchase following Goods (“Goods”):

Items, such as different kind of work wear and other related products, which will be ordered by Buyer, with embroidered logos on them, which can be designed by Seller in accordance with Buyer’s request.

2.                NOTICE. Buyer shall give Seller 10 days’ notice regarding any changes to the quantity of items requested for purchasing. Seller shall refund any extra payment accordingly.

3.               PAYMENTS. Buyer shall order the Goods and pay the amount not less than $8,000.00 for the ordered Goods. The Goods quantity and specification is provided in invoice accordingly. Any further payment should be made in accordance to the invoice respectively. The Buyer can make advanced payment to Seller, if Seller and Buyer agreed to do so.

4.               IDENTIFICATION OF GOODS. Identification of the Goods to this Agreement shell not be deemed to have been made until both Buyer and Seller have specified that the Goods in question are to be appropriate to the performance of this Sales Contract.

5.               RISK OF LOSS. The risk of the loss to any casualty to the Goods, regardless of the cause, shall be on Seller until the Goods have been accepted by Buyer.

6.               RIGHT OF THE INSPECTION. Buyer shall have the right to inspect the Goods, Buyer must give notice to seller of any claims or damages because condition, quality of Goods, and the Buyer must specify the basis of the claim of Buyer in detail. The failure of the Buyer to comply with these conditions shell constitutes irrevocable acceptance of the Goods by Buyer.

7.               WARRANTY. Seller warrants that the Goods sold hereunder are free from substantial defects in workmanship and materials. Seller’s liability under the foregoing warranty is limited to replacement of Goods or repair of defects or refund of the purchase price at Seller’s sole option. No other warranty, express or implied, is made by Seller, and none shall be imputed or presumed.

8.               FORCE MAJEURE. Seller may, without liability, delay performance or cancel this Agreement because force majeure events or other circumstances beyond its control, including, but not limited to, strikes, acts of God, political unrest, embargo, failure of source of supply, or casualty.

9.                MISCELLANEOUS. This Agreement contains the entire agreement between the parties and supersedes and replaces all such prior agreements with respect to matters expressly set forth herein. No modification shall be made to this Agreement except in writing and signed by both parties. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER	BUYER
Authorized signature /s/ Aurora Fiorin	Authorized signature /s/ Roberto Anessi
Director of Soldino Group Corp Aurora Fiorin Printed Name and Title	Director of Andrea Dini Massimo E C. Srl Roberto Anessi Printed Name and Title